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Prospectus Supplement dated as of March 1, 2002                   Rule 424(b)(3)
To Prospectus dated November 16, 2001                         File No. 333-67412

                                 $5,442,079,000

                          Verizon Global Funding Corp.
                     Zero Coupon Convertible Notes due 2021

            Supported as to Payment of Principal and Interest by and
                      Convertible into the Common Stock of
                           Verizon Communications Inc.

         This Prospectus Supplement dated as of March 1, 2002 supplements and amends the Prospectus dated November 16, 2001 as follows and should be read in connection with the Prospectus:

         The section entitled, "Selling Securityholders," beginning on page 30 of the prospectus is supplemented and amended to include the following additional selling securityholders who have provided us with notice and the requisite information as of February 28, 2002. To the extent that a selling securityholder listed below is already named in the Prospectus or any previous Prospectus Supplement, the information set forth below replaces that information.

                                                                                                         Percentage of
                                         Aggregate Principal      Percentage    Shares of Verizon          Verizon
                                         Amount at Maturity       of Notes        Communications         Communications
                                         of Notes that May Be    Outstanding    Common Stock that        Common Stock
                                               Sold ($)                           May Be Sold(1)        Outstanding (2)
California Public Employees'
   Retirement System                            9,600,000              *              76,145                  *
Credit Suisse First Boston Corp.                5,150,000              *              40,848                  *
Goldman Sachs and Company                     189,579,000             3.5          1,503,702                  *
JMG Convertible Investments LP                 20,000,000              *             158,636                  *
JMG Triton Offshore Fund Ltd.                  20,000,000              *             158,636                  *
MFS Total Return Fund                           5,500,000              *              43,624                  *
Pilgrim VP Convertible Fund                        40,000              *                 317                  *
President & Fellows of Harvard
   College                                         75,000              *                 594                  *
Ondeo Nalco                                       260,000              *               2,062                  *
Southern Farm Bureau Life
   Insurance                                    1,425,000              *              11,302                  *
Triton Global Convertible
   Yield Fund                                   4,000,000              *              31,727                  *
Zola Partners LP                                1,500,000              *              11,897                  *

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*        Less than one percent (1%).
(1) Assumes conversion of all of the notes at a conversion rate of 7.9318 shares of the common stock of Verizon Communications per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of Notes and Support Obligations - Conversion Rights" in the Prospectus. As a result, the number of shares of the common stock of Verizon Communications issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, using 2,751,650,484 shares of common stock of Verizon Communications outstanding as of September 30, 2001. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of the common stock of Verizon Communications issuable upon conversion of all of the selling securityholder's notes, but we did not assume conversion of any other selling securityholder's notes.